       AMENDMENT NO. 1
TO
AMENDED AND RESTATED CUSTOMER AGREEMENT
            WHEREAS,	MORGAN STANLEY CHARTER GRAHAM L.P., a
Delaware limited partnership (the ?Customer?), and MORGAN STANLEY DW INC., a Delaware corporation (?Morgan Stanley DW?), have agreed to amend the Amended and
Restated Customer Agreement, dated as of the 13th
 day of November 2000 (the ?Customer
Agreement?), by and between the Customer and Morgan
Stanley DW, to reduce the monthly
brokerage fee payable to Morgan Stanley DW.
            WHEREAS, all provisions contained in the Customer
 Agreement remain in
full force and effect and are modified only to the extent
necessary to provide for the
amendment set forth below.
            NOW, THEREFORE, the parties hereto hereby amend the Customer Agreement as follows:
            1.	The monthly brokerage fee percentage referred to in
the first paragraph
of Section 5 of the Customer Agreement is hereby reduced
to 1/12 of 6.25% (a 6.25% annual
rate).
            2.	The foregoing change shall take effect as
of the 1st day of August
2003.


       IN WITNESS WHEREOF, this Amendment to the Customer
Agreement has been executed for and on behalf of the
 undersigned as of the 31st day of July
2003.
MORGAN STANLEY CHARTER GRAHAM
L.P.
By:	Demeter Management Corporation,
	General Partner
By:	/s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  President
MORGAN STANLEY DW INC.
By:	/s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  Executive Director


Exhibit 10.05(a)
NYLIB1 679809.1